Exhibit 99.1

Press Release June 17, 2013
7575 W. Jefferson Blvd.
Fort Wayne, IN 46804

Steel Dynamics Provides Second Quarter 2013 Earnings Guidance and

Announces Second Quarter Cash Dividend

FORT WAYNE, INDIANA, June 17, 2013 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today provided second quarter earnings guidance in the range of $0.10 to $0.14 per diluted share.  Second quarter 2013 estimated results are lower than the $0.21 per diluted share reported for the first quarter 2013 and lower than the $0.20 per diluted share reported for the second quarter 2012.

Second quarter 2013 overall steel shipments are expected to be slightly higher in comparison to the first quarter 2013, as decreases in merchant bar volume are expected to be more than offset by increased sheet and other long product shipments, including engineered special-bar-quality products and standard railroad rail.  However, margin compression caused by declines in average consecutive quarterly sheet and structural steel pricing are expected to more than offset the volume improvement, resulting in reduced profitability from the company’s steel operations.

Anticipated slower economic growth in China coupled with suppressed economic growth in the European community appears to influence near-term market sentiment. Persistent uncertainty in the domestic economic environment continues to hold consumer confidence at bay and influence customer buying patterns.  However, the residential construction market is stronger, and market optimism remains in place for improvement in non-residential construction demand, as modest increases in key directional indices continue to show signs of recovery from base historical lows.  Automotive and manufacturing markets continue to be strong.

Metals recycling financial results are expected to be lower for the second quarter 2013 as compared to the sequential quarter, as anticipated improvement in both ferrous shipments and margins are expected to be more than offset by decreased nonferrous volumes and margins.

The company’s fabrication operation is expected to remain profitable for the fifth consecutive quarter, a possible indication of support for small incremental improvement in nonresidential construction activity.

Dividends

The company’s board of directors has declared a quarterly cash dividend of $0.11 per common share. The dividend is payable to shareholders of record at the close of business on June 30, 2013, and is payable on or about July 12, 2013.

About Steel Dynamics, Inc.

Steel Dynamics, Inc. is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with annual sales of $7.3 billion in 2012, over 6,600 employees, and manufacturing facilities primarily located throughout the United States (including five steel mills, six steel processing facilities, two iron production facilities, over 70 metals recycling locations and six steel fabrication plants).

Forward-Looking Statement

This press release contains some predictive statements about future events, including statements related to conditions in the steel and metallic scrap markets, Steel Dynamics’ revenues, costs of purchased materials, future profitability and earnings, and the operation of new or existing facilities. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) the effects of a prolonged or deepening recession on industrial demand; (2) changes in economic conditions, either generally or in any of the steel or scrap-consuming sectors which affect demand for our products, including the strength of the non-residential and residential construction, automotive, appliance, and other steel-consuming industries; (3) fluctuations in the cost of key raw materials (including steel scrap, iron units, and energy costs) and our ability to pass-on any cost increases; (4) the impact of domestic and foreign import price competition; (5) risks and uncertainties involving product and/or technology development; and (6) occurrences of unexpected plant outages or equipment failures.

More specifically, we refer you to SDI’s more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in, our most recent Annual Report on Form 10-K; our quarterly reports on Form 10-Q; or, in other reports, which we file from time to time with the Securities and Exchange Commission.  These are available publicly on the SEC Web site, www.sec.gov, and on the Steel Dynamics Web site, www.steeldynamics.com.

Contact:  Marlene Owen, Director Investor Relations —+1.260.969.3500